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                                                                     Exhibit 5.1



                       [KIRKLAND & ELLIS LLP LETTERHEAD]


                                 March 18, 2005

STATS ChipPAC Ltd.
STATS ChipPAC, Inc.
STATS ChipPAC Test Services, Inc.
STATS Holdings Limited
ChipPAC International Company Limited
STATS ChipPAC (Barbados) Ltd.
ChipPAC Luxembourg S.a.R.L.
ChipPAC Liquidity Management Hungary
      Limited Liability Company
STATS ChipPAC (BVI) Limited
STATS ChipPAC Malaysia Sdn. Bhd.
STATS ChipPAC Korea Ltd.
c/o STATS ChipPAC Ltd.
10 Ang Mo Kio Street 65
#05-17/20 Techpoint
Singapore 569059


     Re:  Registration Statement on Form F-4

Ladies and Gentlemen:

     We are issuing this opinion letter in our capacity as special legal counsel to STATS ChipPAC Ltd., a Singapore public company limited by shares (the "Issuer"), STATS ChipPAC Test Services, Inc., a Delaware corporation, STATS ChipPAC, Inc., a Delaware corporation, (collectively, the "U.S. Registrants"), STATS Holdings Limited, a British Virgin Islands corporation, ChipPAC International Company Limited, a British Virgin Islands corporation, STATS ChipPAC (Barbados) Ltd., a corporation organized under the laws of Barbados, ChipPAC Luxembourg S.a.R.L., a company organized under the laws of Luxembourg, ChipPAC Liquidity Management Hungary Limited Liability Company, a company organized under the laws of Hungary, STATS ChipPAC (BVI) Limited, a British Virgin Islands corporation, STATS ChipPAC Malaysia Sdn. Bhd., a company organized under the laws of Malaysia, STATS ChipPAC Korea Ltd., a company organized under the laws of the Republic of Korea (collectively, with the U.S. Registrants, the "Guarantors" and, together with the Issuer, the
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March 18, 2005
Page 2


"Registrants") in connection with the proposed registration by the Issuer of up to $215,000,000 in aggregate principal amount of the Issuer's 6 3/4% Senior Notes Due 2011 (the "Exchange Notes"), pursuant to a Registration Statement on Form F-4 filed with the Securities and Exchange Commission (the "Commission") on or about March 22, 2005 under the Securities Act of 1933, as amended (the "Act") (such Registration Statement, as amended or supplemented, is hereinafter referred to as the "Registration Statement"). The obligations of the Issuer under the Exchange Notes will be guaranteed by the Guarantors (the "Guarantees"). The Exchange Notes and the Guarantees are to be issued pursuant to the Indenture (the "Indenture"), dated as of November 18, 2004, by and among the Registrants and U.S. National Bank Association, as Trustee.

     In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) Certificate of Incorporation of STATS ChipPAC, Inc., as amended, (ii) Bylaws of STATS ChipPAC, Inc., (iii) minutes, dated as of November 18, 2004, of the Board of Directors of STATS ChipPAC, Inc. with respect to the issuance of the Exchange Notes and the Guarantees, (iv) Certificate of Incorporation of STATS ChipPAC Test Services, Inc., as amended, (v) Bylaws of STATS ChipPAC Test Services, Inc., (vi) minutes, dated as of November 18, 2004, of the Board of Directors of STATS ChipPAC Test Services, Inc. with respect to the issuance of the Exchange Notes and the Guarantees, (vii) the Registration Statement and (viii) the Registration Rights Agreement, dated as of November 18, 2004, by and among the Registrants, Deutsche Bank AG, Singapore Branch and Lehman Brothers International (Europe).

     For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the U.S. Registrants and the due authorization, execution and delivery of all documents, including the Exchange Notes, the Indenture and Guarantees, by the parties thereto other than the U.S. Registrants. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Registrants and others.

     Our opinion expressed below is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors' rights generally, (ii) general principles of equity
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March 18, 2005
Page 3

(regardless of whether enforcement is considered in a proceeding in equity or at law), (iii) public policy considerations which may limit the rights of parties to obtain certain remedies and (iv) any laws except the internal laws of the State of New York, the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

     Based upon and subject to the assumptions, qualifications, exclusions and other limitations contained in this letter, we are of the opinion that when (i) the Registration Statement becomes effective, (ii) the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended and (iii) the Exchange Notes and the Guarantees have been duly executed and authenticated in accordance with the provisions of the Indenture and duly delivered, the Exchange Notes and the Guarantees will be validly issued and will be legal and binding obligations of the Registrants.

     We hereby consent to the filing of this opinion with the Commission as
Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading "Legal Matters" in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

     This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion should the present laws of the State of New York or the General Corporation Law of the State of Delaware or the federal law of the United States be changed by legislative action, judicial decision or otherwise.

     This opinion is furnished to you in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.

                                             Sincerely,

                                             /s/ Kirkland & Ellis LLP

                                             Kirkland & Ellis LLP